FIGS Announces Updates to Board of Directors

SANTA MONICA, Calif., December 19, 2024 — FIGS, Inc. (NYSE: FIGS) (the “Company”), the global leading healthcare apparel brand dedicated to improving the lives of healthcare professionals, today announced the appointment of Melanie Whelan, former Chief Executive Officer of SoulCycle Inc., to its board of directors (the “Board”), effective January 1, 2025 (the “Effective Date”).

Ms. Whelan joins the Board as an independent director. Ms. Whelan has also been appointed to serve as Chair of the Board’s Compensation Committee, which as of the Effective Date will consist of Ms. Whelan, Jeffrey Wilke and J. Martin Willhite, and as a member of the Board’s Nominating and Corporate Governance Committee, which as of the Effective Date will consist of J. Martin Willhite (Chair), Sheila Antrum and Melanie Whelan.

Ms. Whelan has most recently served as Managing Director at Summit Partners, a growth equity investment firm, since 2020. Previously, from 2015 to 2019, Ms. Whelan served as Chief Executive Officer of SoulCycle Inc., an indoor fitness company, and before that as Chief Operating Officer from 2012 to 2015. Prior to joining SoulCycle, from 2007 to 2012, Ms. Whelan was Vice President of Business Development at Equinox Holdings, Inc., a luxury fitness company. She has also held leadership positions at Virgin Management, where she was on the founding team of Virgin America, and at Starwood Hotels & Resorts. Since 2019, Ms. Whelan has served on the board of directors of Chegg, Inc., an education technology company, where she also serves as chair of its compensation committee.

The Company also announced that A.G. Lafley will be resigning from the Board, effective December 31, 2024. Mr. Lafley has served on the Board since April 2022.

“We are excited to welcome Melanie to our Board,” said Trina Spear, Chief Executive Officer and Co-Founder. “Melanie brings decades of executive leadership experience in the consumer space. In particular, her experience scaling SoulCycle’s physical presence will be especially valuable as we continue to grow our retail strategy through our Community Hubs. I’d also like to thank A.G. for his years of service to FIGS and wish him the best on his retirement. A.G. has been a legend of business leadership for decades, and I can’t thank him enough for all of the contributions he made to FIGS over the years. He will always be a part of the FIGS family.”

Forward Looking Statements
This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are based on current management expectations, and which involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, such forward-looking statements. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking. These forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “intend”, “may”, “might”, “opportunity”, “outlook”, “plan”, “possible”, “potential”, “predict”, “project,” “should”, “strategy”, “strive”, “target”, “will” or “would”, the negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. These forward-looking statements address various matters, including the commencement of Ms. Whelan’s service on the Company’s Board and the Company’s plan to continue growing its retail strategy, all of which reflect the Company’s expectations based upon currently available information and data. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, the Company’s actual results, performance or achievements may differ materially from those expressed or implied by the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. The following important factors and uncertainties, among others, could cause actual results, performance or achievements to differ materially from those described in these forward-looking statements: the Company’s ability to maintain its historical growth; the Company’s ability to maintain profitability; the Company’s ability to maintain the value and reputation of its brand; the Company’s ability to attract new customers, retain existing customers, and to maintain or increase sales to those customers; the success of the Company’s marketing efforts; the Company’s ability to maintain a strong community of engaged customers and Ambassadors; negative publicity related to the Company’s marketing efforts or use of social media; the Company’s ability to successfully develop and introduce new, innovative and updated products; the competitiveness of the market for healthcare apparel; the Company’s ability to maintain its key employees; the Company’s ability to attract and retain highly skilled team members; risks associated with expansion into, and conducting business in, international markets; changes in, or disruptions to, the Company’s shipping arrangements; the successful operation of the Company’s distribution and warehouse management systems; the Company’s ability to accurately forecast customer demand, manage its inventory, and plan for future expenses; the impact of changes in consumer confidence, shopping behavior and consumer spending on demand for the Company’s products; the impact of macroeconomic trends on the Company’s operations; the Company’s reliance on a limited number of third-party suppliers; the fluctuating costs of raw materials; the Company’s failure to protect proprietary, confidential or sensitive information or personal customer data, or risks of cyberattacks; the Company’s failure to protect its intellectual property rights; the fact that the operations of many of the Company’s suppliers and vendors are subject to additional risks that are beyond its control; and other risks, uncertainties, and factors discussed in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the Securities and Exchange Commission (“SEC”) on November 7, 2024, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 28, 2024, and the Company’s other periodic filings with the SEC. The forward-looking statements in this press release speak only as of the time made and the Company does not undertake to update or revise them to reflect future events or circumstances.

About FIGS
FIGS is a founder-led, direct-to-consumer healthcare apparel and lifestyle brand that seeks to celebrate, empower, and serve current and future generations of healthcare professionals. We create technically advanced apparel and products that feature an unmatched combination of comfort, durability, function, and style. We share stories about healthcare professionals’ experiences in ways that inspire them. We build meaningful connections within the healthcare community that we created. Above all, we seek to make an impact for our community, including by advocating for them and always having their backs.
We serve healthcare professionals in numerous countries in North America, Europe, the Asia Pacific region and the Middle East. We also serve healthcare institutions through our TEAMS platform.
Contacts
Investors:
Tom Shaw
IR@wearfigs.com

Media:
Todd Maron
press@wearfigs.com